================================================================================

                                    C3D INC.



                                   $1,600,000

               8.0% Series C Convertible Note due October 31, 2001




                          -----------------------------

                               PURCHASE AGREEMENT

                         ------------------------------







                          Dated as of December 24, 1999


================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                                       Page
                                                                                                       ----

1. AUTHORIZATION OF ISSUE OF THE CONVERTIBLE NOTE.........................................................1

2. PURCHASE AND SALE OF THE CONVERTIBLE NOTE..............................................................1
   2A.  Purchase and Sale.................................................................................1
   2B.  Registration Rights Agreement.....................................................................1
   2C.  Closing...........................................................................................1

3. CONDITIONS OF CLOSING..................................................................................2
   3A.  Registration Rights Agreement.....................................................................2
   3B.  Articles of Incorporation and By-laws.............................................................2
   3C.  Purchase Permitted by Applicable Laws.............................................................2
   3D.  Compliance with Securities Laws...................................................................3
   3E.  Proceedings.......................................................................................3
   3F.  Material Changes..................................................................................3

4. SCHEDULED PAYMENTS AND PREPAYMENTS OF THE CONVERTIBLE NOTE.............................................3
   4A.  Prepayments in General............................................................................3
   4B.  Mandatory Payments of the Convertible Note........................................................3
   4C.  Optional Prepayments of the Convertible Note......................................................3
   4D.  Notice of Optional Prepayments....................................................................3

5. AFFIRMATIVE COVENANTS..................................................................................4
   5A.  Use of Proceeds...................................................................................4
   5B.  Additional Financing..............................................................................4
   5C.  Prior Convertible Note............................................................................4
   5D.  Books and Records; Inspection of Property.........................................................4
   5E.  Stock to be Reserved..............................................................................4
   5F.  Corporate Existence; Maintenance of Properties....................................................5
   5G.  Further Assurances................................................................................5

6. EVENTS OF DEFAULT......................................................................................5

7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................6
   7A.  Organization Qualification and Authority..........................................................6
   7B.  Capital Stock and Related Matters.................................................................6
   7C.  Offering of the Convertible Note..................................................................7
   7D.  Broker's or Finder's Commissions..................................................................7

8. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.........................................................7

9. CONVERSION OF THE CONVERTIBLE NOTE.....................................................................7
   9A.  Conversion Price..................................................................................7

                                      -i-

   9B.  Fractional Shares; Accrued Interest; Partial Conversion...........................................8
   9C.  Adjustment of Price and Adjustment of Number of Shares of Common Stock Issuable upon Conversion...8
   9D.  Stock to be Reserved..............................................................................9
   9E.  Listing of Common Stock..........................................................................10
   9F.  Closing of Books.................................................................................10

10.DEFINITIONS...........................................................................................10

11.MISCELLANEOUS.........................................................................................11
   11A. Provisions Applicable if the Convertible Note is Sold............................................11
   11B. Restrictive Legends..............................................................................11
   11C. Persons Deemed Owners............................................................................11
   11D. Successors and Assigns...........................................................................11
   10E. Notices..........................................................................................12
   11F. Descriptive Headings.............................................................................12
   11G. Governing Law; Consent to Jurisdiction...........................................................12
   11H. Entire Agreement.................................................................................12
   11I. Severability.....................................................................................13
   11J. Amendments.......................................................................................13
   11K. Payment Date.....................................................................................13
   11L. Counterparts.....................................................................................13
   11M. Delivery by Facsimile............................................................................13
   11N. Dispute Resolution...............................................................................13

                                    EXHIBITS

Exhibit A  Form of Convertible Note
Exhibit B  Form of Registration Rights Agreement

                                    C3D INC.

                               PURCHASE AGREEMENT

                                ----------------

                                   Dated as of
                                December 24, 1999

                                ----------------


To the Investor:

         The undersigned, C3D INC., a Florida corporation (the "Company"), and the investor listed on the signature page hereto (the "Investor"), hereby agree as follows:

         1. AUTHORIZATION OF ISSUE OF THE CONVERTIBLE NOTE

            The Company will authorize the issuance, sale and delivery of its 8.0% Series C Convertible Note (the "Convertible Note") in the principal amount of $1,600,000 and convertible into that number of shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), as set forth in Section 8 hereof, to mature on October 31, 2001 (the "Maturity Date") and to bear interest on the unpaid balances thereof from the date of the Convertible Note at the rate of 8.0% per annum payable in arrears in shares of Common Stock until the principal thereof shall become due and payable. Such Convertible Note shall be substantially in the form of Exhibit "A" attached hereto.

         2. PURCHASE AND SALE OF THE CONVERTIBLE NOTE

            2A. Purchase and Sale. The Company hereby agrees to sell to the Investor and, subject to the terms and conditions herein set forth, the Investor agrees to purchase from the Company, the Convertible Note. The purchase price of the Convertible Note purchased and sold hereunder shall be 100% of the principal amount thereof.

            2B. Registration Rights Agreement. The Convertible Note shall be issued pursuant to the terms and conditions of that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Investor (the "Registration Rights Agreement") under which the Investor has been granted certain rights with respect to the registration of Common Stock.

            2C. Closing. The purchase and delivery of the Convertible Note shall take place at a closing (the "Closing") at the offices of Blank Rome Comisky & McCauley LLP, at 10:00 a.m., local time, on December 24, 1999 (or at such other time and place or on such other Business Day thereafter as the parties hereto shall agree) (herein called the "Closing Date"). On or before December 22, 1999, the Investor shall deliver by wire transfer a portion of the purchase price totaling $500,000 to the Company pursuant to the wire instructions set forth in the following sentence. On the Closing Date, the Company will deliver the Convertible Note payable to or registered in the name of the Investor and/or the Investor=s nominee or other designee specified on the signature page hereof, against receipt of the remaining $1,100,000 of the purchase price therefor by wire transfer to the Company c/o Blank Rome Comisky & McCauley LLP, Commerce Bank New Jersey, Attention: CBPA, Account Number 28208000, ABA Routing Number 031201360. If at the Closing, the Company shall, in breach of this Agreement, fail to tender to the Investor the Convertible Note or if any of the conditions specified in Section 3 hereof shall not have been satisfied or waived by the Investor, the Investor shall, at its election, be relieved of all further obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment. Notwithstanding anything to the contrary, the obligation of the Company to deliver the Convertible Note to the Investor at the Closing shall be conditioned on the concurrent receipt by the Company of the purchase price of the Convertible Note from the Investor.

        3. CONDITIONS OF CLOSING

            The Investor's obligation to purchase and pay for the Convertible Note to be purchased by it hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

            3A. Registration Rights Agreement. The Investor shall have received a fully executed counterpart of the Registration Rights Agreement, substantially in the form of Exhibit "B" attached hereto, and such Registration Rights Agreement shall be in full force and effect and no term or condition thereof shall have been amended, waived or modified.

            3B. Articles of Incorporation and By-laws. The Investor shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching (i) true and complete copies of the Articles of Incorporation of the Company as filed with the appropriate state officials of its jurisdiction of incorporation with all amendments thereto, (ii) true and complete copies of the By-laws of the Company in effect as of such date, (iii) certificates of good standing of the appropriate officials of the jurisdiction of incorporation of the Company, and (iv) resolutions of the Board of Directors of the Company authorizing (a) the execution, delivery and performance of this Agreement, (b) the authorization, issuance and delivery of the Convertible Note and (c) the reservation for issuance of a sufficient number of shares of Common Stock into which the Convertible Note may be converted to permit such conversion.

            3C. Purchase Permitted by Applicable Laws. The purchase of and payment for the Convertible Note shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and shall not subject the Investor to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

            3D. Compliance with Securities Laws. The offering and sale of the Convertible Note under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

            3E. Proceedings. All required corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor and its counsel.

            3F. Material Changes. Since October 15, 1999, there shall not have been any changes in the business of the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, nor shall there have been any development or discovery or any material contingency or other liability which could have such effect.

        4. SCHEDULED PAYMENTS AND PREPAYMENTS OF THE CONVERTIBLE NOTE.

            4A. Prepayments in General. The Convertible Note shall be subject to prepayment only under the circumstances set forth in this Section 4.

            4B. Mandatory Payments of the Convertible Note. On the Maturity Date, the principal amount of the Convertible Note outstanding, together with all accrued and unpaid interest thereon to such date, shall become due and payable and shall be paid by the Company to the Investor.

            4C. Optional Prepayments of the Convertible Note. Subject to the rights of the holder of the Convertible Note to convert such Convertible Note pursuant to the provisions thereof and of Section 9 hereof, the Convertible Note shall be subject to prepayment at the Company's option, in whole or in part, at any time.

            4D. Notice of Optional Prepayments. The Company shall give the holder of the Convertible Note written notice (the "Prepayment Notice") of the prepayment pursuant to subsection4C specifying the prepayment date (the "Prepayment Date"), which date shall be a date occurring not earlier than 60 days nor more than 180 days after the date on which the Prepayment Notice is delivered, the amount of the Convertible Note to be prepaid on such date and that such prepayment is to be made pursuant to subsection 4C. Notice of prepayment having been given as aforesaid, the prepayment amount due in respect of the Convertible Note specified in such notice shall become due and payable on such Prepayment Date unless (i) the holder of such Convertible Note shall have converted the Convertible Note prior to such Prepayment Date pursuant to the terms thereof, or (ii) unless the filing by the Company of a registration statement under the Securities Act relating to the Common Stock obtainable upon conversion of the Convertible Note shall have been requested by a holder thereof (either before or after receipt of such notice) pursuant to the Registration Rights Agreement, in which case the prepayment shall be effected 30 days after the declaration of effectiveness of such registration statement by the United States Securities and Exchange Commission.

        5. AFFIRMATIVE COVENANTS

        All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. The provisions of this Section 5 are for the benefit of the Investor so long as it holds the Convertible Note and for the benefit of each other successor holder of the Convertible Note.

            5A. Use of Proceeds. The proceeds of the sale of the Convertible Note shall be used to fund (i) capital expenditures, payroll and working capital requirements for the completion of prototype development and the commercial release of the Clear Card and mass storage product(s), (ii) costs associated with the creation of new facilities in the United States and the relocation of existing facilities and certain key scientists to the United States, and (iii) expenditures for maintaining existing patents and for filing new patent applications.

            5B. Additional Financing. The Company covenants that it will not accept any additional financing from either Moorwood Investment Limited, a British Virgin Islands corporation ("Moorwood"), or Wilbro Nominees Limited, an English corporation ("Wilbro"), or any affiliated parties thereof, on terms and conditions less favorable to the Company than those contained herein and in the Related Agreements.

            5C. Prior Convertible Note. The Company covenants that prior to May 11, 2000, to the extent that sufficient financing is available, it will repay that certain 8.0% Series C Convertible Note due October 31, 2001 in principal amount of $500,000 (the "Prior Convertible Note") issued to Wilbro pursuant to that certain Purchase Agreement, dated as of November 11, 1999, by and between the Company and Wilbro; provided that, the Company shall repay the Prior Convertible Note in the event that the Investor provides financing necessary to make such prepayment on terms no less favorable to the Company than those contained herein and in the Related Agreements.

            5D. Books and Records; Inspection of Property. The Company will keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to their business and activities. The Company will, upon reasonable advance notice, permit any Person representing the holder of the Convertible Note and designated in writing by such holder, at such holder=s expense, to visit and inspect any of the properties of the Company during normal business hours in a manner which does not unduly interrupt the normal course of business, to examine the corporate, financial and operating records of the Company and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the directors, officers and independent accountants of the Company, all at such reasonable times and as often as the holders may reasonably request.

            5E. Stock to be Reserved The Company covenants that all shares of Common Stock that may be issued upon conversion of the Convertible Note will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants that during the period within which the Convertible Note may be converted, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to permit the conversion of the Convertible Note.

            5F. Corporate Existence; Maintenance of Properties. The Company (i) will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, (ii) will cause its properties and the properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will qualify and remain qualified to conduct business in each jurisdiction where the nature of the business of or ownership of property by the Company may require such qualification and where the failure to be so qualified would have a Material Adverse Effect.

            5G. Further Assurances The Company shall cooperate with the Investor and execute such further instruments and documents as the Investor shall reasonably request to carry out to the satisfaction of the Investor the transactions contemplated by this Agreement.

        6. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                (i) the Company defaults in the payment of any principal or interest of or premiums (if any) on the Convertible Note when the same shall become due, either by the terms thereof or otherwise as herein provided and such default shall continue unremedied for ten (10) or more days after notice by the Investor;

                (ii) the Company defaults, in the performance or observance of any of the agreements contained in Section 5 or in the performance or observance of any other agreement, term or condition contained herein or in the Related Agreements and any such default shall not have been remedied within thirty (30) days (or if such default is not reasonably capable of cure within thirty (30) days, the Company will have taken steps reasonably calculated to cure such default within such thirty (30) day period) after such default shall first become known to any officer of the Company;

                (iii) any decree or order for relief in respect of the Company is entered under any Bankruptcy Law of any jurisdiction; or the Company petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company, of any substantial part of the assets of the Company, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Company under the Bankruptcy Law of any other jurisdiction;

then upon the occurrence and during the continuation of (a) any Event of Default described in clause (i) above with respect to the Convertible Note, the holder of the Convertible Note may, by written notice to the Company, declare the Convertible Note to be, and the same shall thereupon be and become, forthwith due and payable, together with the interest accrued thereon, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company; (b) any Event of Default described in clause (ii) above with respect to the Convertible Note, the holder of the unpaid principal amount of the Convertible Note may, at its option and in addition to any right, power or remedy permitted by law or equity, by notice in writing to the Company, declare the Convertible Note to be, and the same shall thereupon be and become, forthwith due and payable, together with interest accrued thereon; and (c) any Event of Default described in clause (iii) above with respect the Convertible Note, the unpaid principal amount of and accrued interest on the Convertible Note outstanding shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

        7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Investor that:

            7A. Organization Qualification and Authority The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company has all requisite corporate power and authority to enter into this Agreement, to issue and sell the Convertible Note hereunder, and to issue the shares of Common Stock upon conversion of the Convertible Note and has the requisite corporate power and authority to carry out the transactions contemplated hereby and thereby to be performed by it, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary corporate action. This Agreement constitutes, and each other agreement or instrument (including the Convertible Note) executed and delivered by the Company pursuant hereto or thereto or in connection herewith or therewith will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws or by the application of principles of equity.

            7B. Capital Stock and Related Matters. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. As of December 24, 1999, not more than 15,000,000 shares of Common Stock will be issued and outstanding. Except for (i) the options granted to General Itzhak Yaakov and Michael Goldberg, each directors of the Company, to purchase 100,000 shares and 75,000 shares, respectively, of Common Stock (the "Options") pursuant to a resolution of the Compensation Committee of the Board of Directors dated June 17, 1999, and (ii) the warrants to purchase 100,000 shares of Common Stock (the "Warrants") granted to Moorwood pursuant to that certain Letter Agreement, dated as of November 11, 1999, by and between the Company and Moorwood (the "Letter Agreement") (the exercise of such Warrants is subject to certain conditions set forth therein), there are no outstanding subscriptions, options, warrants, convertible securities in regard to the authorized but unissued Common Stock. All issued and outstanding shares of Common Stock shall have been duly and validly issued, fully paid and nonassessable.

            7C. Offering of the Convertible Note The offer, sale and issuance of the Convertible Note pursuant to this Agreement does not require registration of such security under the Securities Act or registration or qualification under any applicable state "blue sky" or securities laws (or if so required, has been so registered or qualified).

            7D. Broker's or Finder's Commissions. No broker=s or finder=s fee or commission will be payable by the Company with respect to the issuance and sale of the Convertible Note or the transactions contemplated hereby.

        8. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

            The Investor represents and warrants that: (i) it is acquiring the Convertible Note to be purchased by it hereunder for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; provided, however, that nothing herein contained shall prevent the Investor, upon written notice to the Company explaining in reasonable detail the transfer or proposed transfer, from selling or transferring the Convertible Note in any transaction that, in the opinion of its special counsel, is exempt from the registration provisions of the Securities Act; (ii) it has full power and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly authorized, executed and delivered by a Person authorized to do so; (iii) it has carefully reviewed the representations and warranties concerning the Company, its business and its personnel; the Company has made available to it any and all written information which it has requested and has answered to such Investor=s satisfaction all inquiries made by it; (iv) it has adequate net worth and means of providing for its current needs and personal contingencies to sustain a complete loss of its investment in the Company; (v) its overall commitment to investments which are not readily marketable is not disproportionate to its net worth; (vi) its investment in the Convertible Note will not cause such overall commitment to become excessive; (vii) it has not relied upon any financial projections received from the Company in connection with the transactions contemplated by this Agreement; (viii) it is an Accredited Investor within the definition set forth in Rule 501(a) promulgated under the Securities Act; (ix) it is not making this investment as a result of any form of general solicitation or general advertising; (x) this Agreement constitutes the valid and binding obligation of the Investor enforceable in accordance with its terms; and (xi) the execution of and performance of the transactions contemplated by this Agreement and compliance with its provisions by it will not violate any provision of law applicable to the Investor and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which such Investor is a party or by which he is bound, or any decree, judgment, order, statute, rule or regulation application to it.

        9. CONVERSION OF THE CONVERTIBLE NOTE

            9A. Conversion Price (i) Subject to and upon compliance with the provisions hereof, the holder of the Convertible Note shall have the right, at such holder's option, at any time or, in the event that the Convertible Note has been called for prepayment pursuant to Section 4, then until, but (unless the Company shall default in the payment due upon the Prepayment Date) not after, the close of business on the last Business Day before the Prepayment Date, to convert all or any part of the principal amount of such Convertible Note into Common Stock at the price of the greater of (A) the average Market Price of the Common Stock as posted on the NASD OTC Bulletin Board over a period of twenty
(20) trading days preceding any applicable date of conversion (the "Conversion Date"), or (B) Fifty Dollars ($50) (such price being referred to herein as the "Initial Conversion Price"), provided, that in case an adjustment of such price has taken place pursuant to the further provisions of this Section 9, then at the price as last adjusted and in effect at the date such Convertible Note is surrendered for conversion (such Conversion Price or (if any adjustment has been made pursuant to this Section 9) such price as last adjusted, as the case may be, being referred to herein as the "Conversion Price").

                (ii) In order to exercise such conversion right the holder shall surrender (in person or by mail) the Convertible Note to the Company at its office designated in subsection 11 (or such other office or agency as the Company may designate by notice in writing to the holder of the Convertible
Note), together with a written notice that the holder elects to convert the Convertible Note, or a specified principal amount thereof, in accordance with the provisions of this Section 9. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date by which the events set forth in this subsection 9A(ii) have occurred. The Convertible Note surrendered for conversion shall be accompanied by the necessary instruments of transfer thereof.

            9B. Fractional Shares; Accrued Interest; Partial Conversion. No fractional shares shall be issued upon conversion of the Convertible Note. At the time of the conversion, the Company shall pay in cash all interest accrued and unpaid on the principal amount of the Convertible Note or specified portion thereof surrendered for conversion to the date upon which the conversion is deemed to take place as provided in subsection 9A.

            9C. Adjustment of Price and Adjustment of Number of Shares of Common Stock Issuable upon Conversion

                (i) If the number of shares of Common Stock outstanding at any time hereafter is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Convertible Note shall be increased in proportion to such increase in outstanding shares.

                (ii) If at any time hereafter the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the

Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Convertible Note shall be decreased in proportion to such decrease in outstanding shares.

                (iii) If at any time hereafter any reorganization, reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of-shares), consolidation or merger (including a merger in which the Company is the surviving entity), then the Convertible Note shall (in lieu of being convertible for shares of Common Stock) after such reorganization, reclassification, consolidation or merger be exercisable into the kind and number of shares of stock or other securities or property (including cash) of the Company or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of the Convertible Note would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this subsection shall similarly apply to successive reorganizations, reclassifications and other transactions contemplated above.

                (iv) All calculations under this subsection 9C shall be made to the nearest cent ($.01) or to the nearest one-tenth of a share, as the case may be.

                (v) In any case in which the provisions of this subsection 9C shall require that an adjustment of the Conversion Price shall become effective immediately after a record date for an event, the Company may, until the occurrence of such event, defer issuing to the holder of the Convertible Note converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon conversion before giving effect to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder=s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                (vi) (a) If any event occurs of the type contemplated by the provisions of this subsection 9C but not expressly provided for by such provisions, the Board of Directors of the Company will make appropriate adjustments to the terms and conditions of the Convertible Note as may be necessary fully to carry out the adjustments contemplated by this subsection 8D.

                     (b) The Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder of the Convertible Note against impairment.

         9D. Stock to be Reserved The Company will at all times reserve, free from any preemptive rights, and keep available out of its authorized Common

Stock, solely for the purpose of issue upon the exercise of Convertible Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of the Convertible Note. The Company covenants and agrees that all shares of Common Stock which shall be so issuable will, upon issuance, be duly authorized and issued, fully paid and nonassessable and, where required pursuant to Subsection 9A(ii), registered under the Securities Act.

                  9E. Listing of Common Stock. If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Note hereunder require listing on any securities exchange before such shares may be issued upon exercise, the Company will cause such Common Stock to be duly listed on such securities exchange immediately prior to the issuance of such shares.

                  9F. Closing of Books The Company will not close its books against the issuance or transfer of any shares of Common Stock issuable upon conversion of the Convertible Note.

         10. DEFINITIONS.

             For the purpose of this Agreement, and in addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings. In addition, all terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by accounting principles generally accepted in the United States of America.

         "Bankruptcy Law" shall mean any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect.

         "Business Day" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

         "Default" shall mean any of the events specified in Section 6 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any of these conditions, event or act has been satisfied.

         "Events of Default" shall mean any of the events specified in Section 6, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

         "Market Price" shall mean the average of the high and low bid prices for the Common Stock on a given trading day as reported on the NASD OTC Bulletin Board.

         "Material Adverse Effect" shall mean (i) a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company or (ii) any effect which could materially adversely affect the ability of the Company to perform its obligations under this Agreement.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "Related Agreements" shall mean the Convertible Note and the Registration Rights Agreement.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended.

         11. MISCELLANEOUS

             11A. Provisions Applicable if the Convertible Note is Sold. The parties acknowledge that, subject to compliance with applicable securities laws, the Investor shall be free to transfer the Convertible Note without restriction. In the event that the Investor should sell or otherwise transfer the Convertible Note or any part thereof to any Person other than the Company, and such holder shall have designated in writing the address to which communications with respect to the Convertible Note shall be mailed, all notices, certificates, requests, statements and other documents required to be delivered to the Investor by any provision hereof by reason of the holding of the transferred Convertible Note shall also be delivered to such holder at such address.

             11B. Restrictive Legends The Convertible Note shall bear the following (or substantially equivalent) legend on the face or reverse side thereof:

         "THE CONVERTIBLE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND THIS CONVERTIBLE NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER."

In addition, the shares of Common Stock issuable upon conversion of the Convertible Note shall bear at the time of issuance a legend in substantially the form set forth above and any legend required by the state securities or ABlue Sky@ laws of any state in which a registered holder thereof is resident, unless such shares have been registered under the Securities Act.

             11C. Persons Deemed Owners Prior to due presentment for registration of transfer, the Company may treat the Person in whose name the Convertible Note is registered as the owner and holder of such Convertible Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such security and for all other purposes whatsoever, whether or not such Convertible Note shall be overdue, and the Company shall not be affected by notice to the contrary.

             11D. Successors and Assigns Except as otherwise provided herein, all covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors, transferees and assigns of the parties hereto whether so expressed or not.

             11E. Notices. All communications provided for hereunder shall be sent by first class mail, overnight courier or by fax with hard copy by first class mail or overnight courier and, if to the Investor, addressed to it c/o David Craven at World Trade Center, 10, route de l'Aeroport, P.O. Box 691, 1215 Geneva 15, Switzerland, telecopy number (41) 022 799 0801; if to the Company, addressed to it at 235 West 76th Street, Suite 8D, New York, New York 10023, telecopy number (212) 580-4021, with a copy (which shall not constitute notice) to Alan L. Zeiger, Esquire, at Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, telecopy number (215) 569-5628; or to such other address with respect to any party as such party shall notify the other in writing; provided, however, that any such communication to the Company may also, at the option of the Investor, be either delivered to the Company at its address set forth above or to any executive officer of the Company.

             11F. Descriptive Headings. The descriptive headings of the several Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

             11G. Governing Law; Consent to Jurisdiction. THIS AGREEMENT IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF. THIS AGREEMENT IS EFFECTIVE ONLY WHEN DELIVERED AND ENTERED INTO BY THE INVESTOR IN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN SUBSECTION 10E, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE INVESTOR OR ANY HOLDER OF A SECURITY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

             11H. Entire Agreement This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

             11I. Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             11J. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

             11K. Payment Date Notwithstanding any provision of this Agreement to the contrary, any payment on account of principal of (and premium, if any) or interest on the Convertible Note which is due on a date which is not a Business Day shall be paid on the next succeeding Business Day, and the amount of interest included in any such payment shall be computed to the date on which such payment is actually made.

             11L. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

             11M. Delivery by Facsimile. This Agreement, the Related Agreements, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

             11N. Dispute Resolution. All claims, demands, disputes, controversies, differences, or misunderstandings between the parties arising out of, by virtue of, or in connection with, this Agreement shall first be negotiated, in good faith, by the parties, and, if an acceptable resolution does not result, shall then be submitted to, determined and finally settled by arbitration before the International Chamber of Commerce (the "ICC"), in accordance with the provisions of this Section 11N. The parties agree that the rules of the ICC then obtaining for commercial arbitration shall govern any arbitration under this Agreement, except that to the extent there is any conflict between this Section 11N and such rules, this Section shall govern. The panel shall be composed of three (3) arbitrators, with one (1) arbitrator being appointed by each party. The two arbitrators so appointed shall appoint the third. In the event that the arbitrators can not, after good faith discussions, agree upon a third arbitrator, the third arbitrator shall be appointed by the ICC. The decision and award of a majority of the arbitrators shall be the decision and award of the panel. Such decision and award shall be final and binding by the parties. All hearings and proceedings in the arbitration shall take place in New York City, New York and shall be governed by the substantive law of the State of New York. This agreement to arbitrate may be specifically enforced by any party. At any time before a decision of the arbitration panel has been rendered, the parties may resolve the matter before the panel by settlement. Each party shall bear the fees of such party's witnesses and such party's own counsel. The other fees and expenses of the arbitration shall be borne in accordance with the arbitration award. In the absence of any award or designation within the award, such costs and fees shall be borne equally by the parties.


                                      * * *

         IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.


                                       C3D INC.,
                                       a Florida corporation


                                       By: /s/ Eugene Levich
                                           ---------------------------------
                                           Eugene Levich
                                           President and Chief Executive Officer



                                       WINNBURN ADVISORY,
                                       a Nevis corporation


                                       By: /s/ Renee Hamouth
                                           -------------------------------------
                                           Name:  Renee Hamouth
                                           Title:









         [SIGNATURE PAGE TO SERIES C CONVERTIBLE NOTE PURCHASE AGREEMENT
                            DATED DECEMBER 24, 1999]